EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Kimberly A. DeBra  June 27, 2006
SVP/Corporate Communications
FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

Patrick Day is New Executive Vice President/Chief Credit Officer

Dixon, CA---Owen J. Onsum, President and CEO of First Northern Bank and its holding company, First Northern Community Bancorp, has announced the hiring of Patrick S. Day as the Bank and holding company’s new Executive Vice President/Chief Credit Officer. Pat replaces Donald Fish who retired in February. Pat comes to First Northern with over 34 years of experience in the commercial banking and credit management fields. His extensive list of professional experience includes credit administration, problem loan management, strategic planning, credit policy development, business development, underwriting, risk management, product development and regulatory compliance. Pat has expertise in managing commercial and real estate loan portfolios and lending teams. Most recently, Pat was Senior Vice President/Senior Regional Credit Officer of the Northern California region with First Bank.

Pat has a Bachelor of Business Administration degree from Loyola University in Los Angeles, California and a Masters degree in International Management from American Graduate School in Phoenix, Arizona.

Pat has served on the Board of Directors of the Point West Rotary Club and Big Brothers/Big Sisters. He currently is Sports Facilities Fund Manager for Del Campo High School Boosters. Pat resides in Fair Oaks with his wife Chris and their two children Rob and Kate.

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and most recently in Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. First Northern Bank’s stock is listed on the OTC Bulletin Board under the ticker symbol “FNRN”. The Bank can be found on the Web at www.thatsmybank.com.

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Forward-Looking Statements

This press release may include certain "forward-looking statements" about First Northern Community Bancorp (the "Company"). These forward-looking statements are based on management's current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company's most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company's reports filed with the SEC and available at www.sec.gov.